As filed with the Securities and Exchange Commission on September 12, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CV THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	43-1570294
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3172 Porter Drive

Palo Alto, California 94304

(650) 384-8500

(Address of Principal Executive Offices including Zip Code)

CV Therapeutics, Inc. 2000 Equity Incentive Plan

CV Therapeutics, Inc. Employee Stock Purchase Plan

CV Therapeutics, Inc. 2004 Employee Commencement Incentive Plan

(Full title of the plan)

Copy to:

Louis G. Lange, M.D., Ph.D. Chief Executive Officer CV THERAPEUTICS, INC. 3172 Porter Drive Palo Alto, California 94304 (650) 384-8500	William C. Davisson, Esq. LATHAM & WATKINS LLP 135 Commonwealth Dr. Menlo Park, California 94025 (650) 328-4600

(Name and address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered (4)	Proposed Maximum Offering Price Per Share(5)	Proposed Maximum Aggregate Offering Price (5)	Amount Of Registration Fee (1)
Common Stock, $0.001 par value, issuable under the CV Therapeutics, Inc. 2000 Equity Incentive Plan (1) (6)	5,780,471	$29.22	$168,905,362.62	$6,878.39
Common Stock, $0.001 par value, issuable under the CV Therapeutics, Inc. Employee Stock Purchase Plan (2) (6)	250,000	$29.22	$7,305,000.00	$859.80
Common Stock, $0.001 par value, issuable under the CV Therapeutics, Inc. 2004 Employee Commencement Incentive Plan (3) (6)	1,198,600	$29.22	$35,023,092.00	$4,122.22
TOTAL (1) (2) (3) (6)	7,229,071	$29.22	$211,233,454.62	$11,860.41

(1)	An aggregate of 5,780,471 shares are being registered hereunder for issuance pursuant to the CV Therapeutics, Inc. 2000 Equity Incentive Plan (the “Incentive Plan”). Of such shares, 440,635 represent unissued shares previously reserved for issuance pursuant to the CV Therapeutics, Inc. Non-Employee Directors’ Plan (the “Directors’ Plan”) registered on a Form S-8 filed January 8, 1997 (Registration No. 333-19389), a Form S-8 filed August 11, 2000 (Registration No. 333-43560), and a Form S-8 filed August 15, 2002 (Registration No. 333-98195) (collectively, the “Prior Directors’ Plan Registration Statements”), which shares are being carried forward to this registration statement for potential issuance under the Incentive Plan. A filing fee of $2,667.96 was previously paid with respect to such shares in connection with the filing of the Prior Directors’ Plan Registration Statements, and the appropriate portion of the registration fee has been deducted from the registration fee otherwise payable pursuant to this registration statement. The registrant has terminated the Directors’ Plan. Of such shares, 3,339,836 represent unissued shares previously reserved for issuance pursuant to the CV Therapeutics, Inc. 2000 Nonstatutory Plan (the “Nonstatutory Plan”) registered on a Form S-8 filed May 7, 2001 (Registration No. 333-60358), a Form S-8 filed September 5, 2001 (Registration No. 333-68984), a Form S-8 filed August 15, 2002 (Registration No. 333-98195), a Form S-8 filed October 2, 2002 (Registration No. 333-100266) and a Form S-8 filed September 30, 2003 (Registration No. 333-109333) (collectively, the “Prior Nonstatutory Plan Registration Statements”), which shares are being carried forward to this registration statement for potential issuance under the Incentive Plan. A filing fee of $10,822.35 was previously paid with respect to such shares in connection with the filing of the Prior Nonstatutory Plan Registration Statements, and the appropriate portion of the registration fee has been deducted from the registration fee otherwise payable pursuant to this registration statement. The registrant has terminated the Nonstatutory Plan.

(2)	The CV Therapeutics, Inc. Employee Stock Purchase Plan (the “ESPP”) authorizes the issuance of a maximum of 1,173,889 shares, of which 250,000 shares are being registered hereunder.

(3)	The CV Therapeutics, Inc. 2004 Employee Commencement Incentive Plan (the “ECIP”) authorizes the issuance of a maximum of 1,198,600 shares, of which 1,198,600 shares are being registered hereunder.

(4)	Pursuant to Rule 416(a), this registration statement shall also cover any additional shares of the registrant’s common stock, par value $0.001 per share, which become issuable under the Incentive Plan, the ESPP or the ECIP by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the registrant’s receipt of consideration which would increase the number of outstanding shares of common stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefits plan(s) described herein.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, based on the average of the high ($29.49) and low ($28.94) prices of the registrant’s common stock as reported on the Nasdaq National Market on September 8, 2005.

(6)	Each share of common stock being registered hereunder, if issued prior to the termination by the registrant of its Amended and Restated Rights Agreement, will include a preferred share purchase right. Prior to the occurrence of certain events, the preferred share purchase rights will not be exercisable or evidenced separately from the common stock.

This registration statement will become effective upon filing in accordance with Rule 462 under the Securities Act.

PART I

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

By a registration statement on Form S-8 filed with the Commission on January 29, 2001, Registration Statement No. 333-54526 (the “First Incentive Plan Registration Statement”), the registrant registered 1,500,000 shares of common stock issuable under the CV Therapeutics, Inc. 2000 Equity Incentive Plan (the “Incentive Plan”). By a registration statement on Form S-8 filed with the Commission on August 15, 2002, Registration Statement No. 333-98195 (the “Second Incentive Plan Registration Statement”), the registrant registered 950,000 shares of common stock issuable under the Incentive Plan. By a registration statement on Form S-8 filed with the Commission on December 16, 2004, Registration Statement No. 333-121328 (the “Third Incentive Plan Registration Statement”), the registrant registered 404,685 shares of common stock issuable under the Incentive Plan. The registrant is hereby registering 5,780,471 shares of common stock issuable under the Incentive Plan, as described below.

As amended and restated effective May 26, 2005, the Incentive Plan authorizes the issuance of a number of shares of common stock equal to the sum of (i) 2,450,000 shares of common stock previously reserved under the Incentive Plan, (ii) that number of shares of common stock available for issuance as of March 29, 2004 under the CV Therapeutics, Inc. 2000 Nonstatutory Incentive Plan, which was terminated in 2004 (the “Nonstatutory Plan”) (not to exceed 404,685 shares of common stock), and all shares of common stock that would have again become available for issuance under the Nonstatutory Plan in the future in connection with the expiration or termination of options granted before March 29, 2004 under the Nonstatutory Plan, (iii) 2,000,000 shares of common stock, (iv) that number of shares of common stock available for issuance as of March 31, 2005 under CV Therapeutics, Inc. Non-Employee Directors’ Plan (the “Directors’ Plan”), which was terminated in April 2005 (not to exceed 20,335 shares of common stock) and (v) all shares of common stock that would have again become available for issuance under the Directors’ Plan in the future in connection with the expiration or termination of options granted before March 31, 2005 under the Directors’ Plan.

By a registration statement on Form S-8 filed with the Commission on January 8, 1997, Registration Statement No. 333-19389 (the “First ESPP Registration Statement”), the registrant registered 150,000 shares of common stock issuable under the CV Therapeutics, Inc. Employee Stock Purchase Plan (the “ESPP”). By a registration statement on Form S-8 filed with the Commission on August 11, 2000, Registration Statement No. 333-43560 (the “Second ESPP Registration Statement”), the registrant registered 75,000 shares of common stock issuable under the ESPP. By a registration statement on Form S-8 filed with the Commission on June 29, 2001, Registration Statement No. 333-64230 (the “Third ESPP Registration Statement”), the registrant registered 98,889 shares of common stock issuable under the ESPP. By a registration statement on Form S-8 filed with the Commission on August 15, 2002, Registration Statement No. 333-98195 (the “Fourth ESPP Registration Statement”), the registrant registered 100,000 shares of common stock issuable under the ESPP. By a registration statement on Form S-8 filed with the Commission on September 30, 2003, Registration Statement No. 333-109333 (the “Fifth ESPP Registration Statement”), the registrant registered 250,000 shares of common stock issuable under the ESPP. By a registration statement on Form S-8 filed with the Commission on December 16, 2004, Registration Statement No. 333-121328 (the “Sixth ESPP Registration Statement”), the registrant registered 250,000 shares of common stock issuable under the ESPP. The registrant is hereby registering 250,000 shares of common stock issuable under the ESPP.

Pursuant to General Instruction E of Form S-8, the contents of the First Incentive Plan Registration Statement, Second Incentive Plan Registration Statement, Third Incentive Plan Registration Statement, First ESPP Registration Statement, Second ESPP Registration Statement, Third ESPP

Registration Statement, Fourth ESPP Registration Statement, Fifth ESPP Registration Statement and Sixth ESPP Registration Statement are incorporated by reference herein.

PART II

Item 3.	Incorporation of Documents by Reference

The following documents, which were filed with the Commission, are incorporated herein by reference:

(a)	The registrant’s Annual Report on Form 10-K/A for the year ended December 31, 2004 filed March 24, 2005, including all material incorporated by reference therein;

(b)	The registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005 filed May 10, 2005 and August 8, 2005, respectively, including all material incorporated by reference therein;

(c)	The registrant’s Current Reports on Form 8-K filed January, 11, 2005, February 4, 2005, February 18, 2005, February 28, 2005, March 9, 2005, March 30, 2005, April 19, 2005, May 27, 2005, June 22, 2005, June 28, 2005, July 6, 2005, July 13, 2005, August 2, 2005, August 12, 2005, August 25, 2005, September 6, 2005 and September 9, 2005, including all material incorporated by reference therein;

(d)	The description of the registrant’s common stock contained in the Registration Statement on Form 8-A (File No. 000-21643) filed November 30, 1996 under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including all material incorporated by reference therein and any subsequently filed amendments and reports updating such description; and

(e)	The description of the registrant’s Preferred Share Purchase Rights contained in the Registration Statement on Form 8-A (File No. 000-21643) filed May 11, 2004 under Section 12(g) of the Exchange Act, including all material incorporated by reference therein and any subsequently filed amendments and reports updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

The validity of the issuance of the shares of common stock described herein has been passed upon for the registrant by Latham & Watkins LLP, Menlo Park, California.

Item 6.	Indemnification of Directors and Officers

The registrant is a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any present or former director, officer, employee or agent of the corporation, or any individual serving at the corporation’s request as a director, officer, employee or agent of another organization, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director, officer, employee or agent had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any present or former director, officer, employee or agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses, including attorneys’ fees, actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit provided that such director, officer, employee or agent acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such director, officer, employee or agent shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director, officer, employee or agent has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for, by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a present or former director, officer, employee or agent of the corporation, or any individual serving at the corporation’s request as a director, officer or employee of another organization, against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

The registrant’s Amended and Restated Certificate of Incorporation, as amended by Amendment No. 1 to the Amended and Restated Certificate of Incorporation, provides that the registrant’s directors shall not be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the Delaware General Corporation Law. The registrant’s Restated Bylaws provide for indemnification of officers and directors to the full extent and in the manner permitted by Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law makes provision for such indemnification in terms sufficiently broad to cover officers and directors under certain circumstances for liabilities arising under the Securities Act.

The registrant has entered into indemnification agreements with substantially all of its officers and directors which provide indemnification under certain circumstances for acts and omissions which may not be covered by any directors’ and officers’ liability insurance.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

See the Exhibit Index.

Item 9.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period during which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which shall remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Palo Alto, County of Santa Clara, State of California, on the 12th day of September, 2005.

CV THERAPEUTICS, INC.

By:	/s/ DANIEL K. SPIEGELMAN
Daniel K. Spiegelman
Senior Vice President and Chief Financial Officer (Principal financial and accounting officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints LOUIS G. LANGE, M.D., PH.D. and DANIEL K. SPIEGELMAN, jointly and severally, his or her attorneys-in-fact and agents, each with power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorney-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ LOUIS G. LANGE, M.D., PH.D. Louis G. Lange, M.D., Ph.D.	Chairman of the Board and Chief Executive Officer (Principal executive officer)	September 12, 2005

/s/ DANIEL K. SPIEGELMAN Daniel K. Spiegelman	Senior Vice President and Chief Financial Officer (Principal financial and accounting officer)	September 12, 2005

/s/ SANTO J. COSTA Santo J. Costa	Director	September 12, 2005

/S/ JOHN GROOM John Groom	Director	September 12, 2005

/s/ THOMAS L. GUTSHALL Thomas L. Gutshall	Director	September 12, 2005

/s/ PETER BARTON HUTT Peter Barton Hutt	Director	September 12, 2005

Signatures	Title	Date

/s/ KENNETH B. LEE, JR. Kenneth B. Lee, Jr.	Director	September 12, 2005

/s/ BARBARA J. MCNEIL, M.D., PH.D. Barbara J. McNeil, M.D., Ph.D.	Director	September 12, 2005

/s/ THOMAS E. SHENK, PH.D. Thomas E. Shenk, Ph.D.	Director	September 12, 2005

INDEX TO EXHIBITS

EXHIBIT	DESCRIPTION
4.1	Amended and Restated Certificate of Incorporation of CV Therapeutics, Inc., filed as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (incorporated herein by reference).

4.2	Amendment No. 1 to the Amended and Restated Certificate of Incorporation of CV Therapeutics, Inc., filed as Exhibit 4.2 to the Registrant’s Registration Statement on Form S-3 (File No. 333-53206) (incorporated herein by reference).

4.3	Certificate of Designation of Series A Junior Participating Preferred Stock, dated February 2, 1999, filed as Exhibit 10.78 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000 (incorporated herein by reference).

4.4	Certificate of Designation of Series A Junior Participating Preferred Stock, dated February 23, 2004, filed as Exhibit 3.5 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (incorporated herein by reference).

4.5	Restated Bylaws of CV Therapeutics, Inc., as amended, filed as Exhibit 3.5 to the Registrant’s Registration Statement on Form S-1 (File No. 333-12675), as amended (incorporated herein by reference).

4.6	CV Therapeutics, Inc. 2000 Equity Incentive Plan, as amended, filed as Appendix A to the Registrant’s Definitive Proxy Statement filed with the Commission on April 25, 2005 (incorporated herein by reference).

4.7	CV Therapeutics, Inc. Employee Stock Purchase Plan, as amended, filed as Exhibit 4.6 to the Registrant’s Registration Statement on Form S-8 (File No. 333-109333) (incorporated herein by reference).

4.8	First Amended and Restated Rights Agreement dated July 19, 2000 between the Registrant and Wells Fargo Bank Minnesota, N.A., filed as Exhibit 10.77 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000 (incorporated herein by reference).

4.9	Form of Rights Certificate dated July 19, 2000, filed as Exhibit 10.79 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000 (incorporated herein by reference).

4.10	Form of Restricted Stock Unit Agreement under the 2000 Equity Incentive Plan, as amended, filed as Exhibit 4. 9 to the Registrant’s Registration Statement on Form S-8 (File No. 333-121328) (incorporated herein by reference).

4.11	Form of Stock Appreciation Right Agreement under the 2000 Equity Incentive Plan, as amended, filed as Exhibit 4.10 to the Registrant’s Registration Statement on Form S-8 (File No. 333-121328) (incorporated herein by reference).

4.12	Form of Notice of Grant of Stock Options and Stock Option Terms and Conditions under the 2000 Equity Incentive Plan, as amended, filed as Exhibit 4.11 to the Registrant’s Registration Statement on Form S-8 (File No. 333-121328) (incorporated herein by reference).

4.13	2004 Employee Commencement Incentive Plan, as amended, filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed by the Registrant on December 16, 2004 (incorporated herein by reference).

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto).

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on the signature page to this Registration Statement).